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                                                                  EXHIBIT 99.1

March 7, 1997 -- Prime Hospitality Corp. (NYSE-PDQ), a Delaware corporation (the "Company") announced today that it plans to offer $200 million aggregate principal amount of Senior Subordinated Notes due 2007 in a private transaction under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

The net proceeds from the sale of the Notes are estimated to be approximately $193.5 million after deducting the initial purchasers' discount and estimated expenses related to the Offering. The Company intends to use the net proceeds as part of the financing of the Company's AmeriSuites hotels expansion, to repay amounts outstanding under a revolving credit facility and to repay certain other secured indebtedness.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof. The Company will agree, for the benefit of all holders of the Notes, to file, after the issuance of the Notes, a registration statement relating to an exchange offer for the Notes under the Securities Act. If such registration is not effected within certain prescribed time periods, the holders of the Notes will be entitled to liquidated damages until such registration is effected.


Prime is a leading national hotel company, with a portfolio of 108 hotels containing 15,479 rooms located in 25 states and the U.S. Virgin Islands.